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                                                                   Exhibit 10.14

                                LICENSE AGREEMENT

      AGREEMENT, effective the 31st day of July, 1986, by and between THE KENDALL COMPANY, a Delaware corporation, having its principal place of business at One Federal Street, Boston, Massachusetts 02101 (hereinafter "Kendall"); and GERBER PRODUCTS COMPANY, a Michigan Corporation, and its wholly owned subsidiary SOFT CARE APPAREL, INC., a Delaware Corporation, having their principal place of business at 445 State Street Fremont, Michigan 49412 (hereinafter "Gerber").

                                   WITNESSETH:

      WHEREAS, Kendall has manufactured and sold in the United States of America and certain export territories, CURITY-branded infants and toddler's cloth diapers, knitwear, bedding, sleepers and hosiery products and is the owner of the trademark CURITY, in singular and repeating form, and of a certain packaging trade dress pertaining to the foregoing products, and

      WHEREAS, Gerber will be manufacturing, promoting and selling in the United States of America and certain other territories the products set forth in Schedule A attached hereto and desires to acquire a license to use the CURITY trademark, in singular and repeating form, and the certain packaging trade dress for these products, and Kendall is willing to grant such license under suitable conditions as set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
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1.    DEFINITIONS

      "Licensed Products" shall mean the products sold under the Licensed Trademarks as listed and described in Schedule A attached hereto.

      "Licensed Territory" shall mean the United States of America, its territories and possessions, including Puerto Rico and the countries specified in Schedule B for which License Agreements, a sample copy of which is attached, are to be executed at the same time as this Agreement.

      "Licensable Territory" shall mean the countries specified in Schedule C attached hereto, provided, however, that the countries specified in Schedule C shall become part of the "Licensed Territory" when Kendall verifies, at Gerber's written request, that the Licensed Trademarks (as herein defined) may be licensable for the Licensed Products, or any of them, therein.

      "Licensed Trademarks" shall mean the trademarks of words and/or devices and the art work or copy for packaging trade dress as listed and described in Schedule D attached hereto, to the extent such trademarks relate to the Licensed Products.

      "Quality Standards" shall mean the samples, instructions, specifications and other quality standards relating to each of the Licensed Products and the packaging, advertising and promotional materials used in connection therewith as furnished or approved by Kendall from time to time during the course of the agreement. None of the foregoing will be arbitrary or unreasonable or arbitrarily or unreasonably applied by Kendall.


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2.    GRANT

      (a) Kendall hereby grants to Gerber and Gerber hereby accepts from Kendall, a non-transferable exclusive right and license, without the right to grant sublicenses except as expressly approved herein, in the Licensed Territory, to use the Licensed Trademarks and any copyright Kendall owns relating to packaging, packaging trade dress and/or advertising and promotional materials used in connection with the Licensed Trademarks at the date of this Agreement during the term of this Agreement on and in connection with Gerber's manufacture, advertising, promotion, distribution and sale of the Licensed Products, but only to the extent that Kendall has the Licensed Trademarks registered for the Licensed Products or verifies that the Licensed Trademarks are licensable for the Licensed Products on a country by country basis in the Licensed Territory. Kendall further grants to Gerber, a non-transferable exclusive right and license, without the right to grant sublicenses, in the United States it territories and possessions only, to use the Licensed Trademarks on and in connection with reusable and disposable nursing systems including bottles and nipples for a term of three years, and Kendall agrees that after this term for a period of two years it will not license a third party to use the Licensed Trademarks for such products.

      (b) This Grant includes the limited right of Gerber to sublicense certain companies as specified in Schedule E attached hereto, and such further companies in which Gerber acquires at least a 51% ownership control, or if less than 51% ownership control, then such degree of control as Kendall approves as being adequate. Gerber agrees to enter into an Agreement with each such sublicensee in substantially the same form and under the same conditions as this Agreement, and will immediately notify Kendall of each such Agreement. Gerber shall be responsible for collection of royalty payments and for payment to Kendall. Gerber further agrees that it will not enter into


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sublicenses with any company listed in Schedule F or any further company as provided above, until Kendall determines that such agreement is legally enforceable in the applicable country and only if Kendall or Gerber, as the case may be, first has the opportunity to file all documents necessary to protect the Licensed Trademarks in the country. Kendall will make the determination of the enforceability of each such sublicense and, Kendall or Gerber, as the case may be, will file such documents necessary to protect the Licensed Trademarks in each such country, with due diligence.

      (c) While this agreement and grant relate to the Licensed Territory, Kendall and Gerber mutually agree that when and if any country in the Licensable Territory becomes a country in the Licensed Territory as provided in the aforesaid definitions, they will execute for each such country an agreement in the same form and under the same conditions as the License Agreement referred to in the definition of Licensed Territory in Section 1. If it is deemed necessary or desirable for recordal or other purposes, Kendall and Gerber agree to execute any other form of License Agreement which is not incompatible with the License Agreement referred to in the definition of Licensed Territory in Section 1.

      (d) If the Licensed Products are to be manufactured by a third party, prior to such manufacture, Kendall must be provided with a letter in the form shown in Schedule F attached hereto for a subsidiary, and in the form shown in Schedule G attached hereto for other manufacturers. Current manufacturers used by Kendall, as listed in Schedule I shall be deemed already approved and no letter shall be required.

      (e) Gerber shall not have the right to manufacture or sell any products combining the Licensed Trademarks with the name or logo of another company, except that Gerber shall have the right to use the composite mark of Gerber and Baby Head so long as said composite mark is not used


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or displayed on labels and packaging in such a way as to detract from or dominate in any way the Licensed Trademarks. Should Gerber decide to phase out the Licensed Trademarks to another mark (transitional mark) Gerber agrees to submit a written plan to Kendall which will include products involved, samples of transitional mark labels and packages and timing for transition to be completed for approval by Kendall.

3.    TERM

      The term of this Agreement shall commence on execution of this Agreement by both parties and shall run for a first term of ten (10) years. At the end of this first term and each ten (10) year period thereafter, this Agreement shall be automatically renewed for a successive ten year term, unless earlier terminated pursuant to the provisions of this Agreement.

4.    ROYALTY

      (a) Gerber agrees to pay to Kendall a royalty during the first seven (7) years of this Agreement in an amount equal to one percent (1%) for the first three (3) years and, one-half percent (1/2%) for the succeeding four (4) years, on the Net sales of the Licensed Products. "Net Sales" shall mean gross sales of the Licensed Products less ordinary trade quantity discounts, and cash discounts, promotional allowances and returns actually taken. If any Licensed Products are sold intercompany, royalty will be paid on the Net Sales price that the intercompany seller regularly offers to its customers for such Licensed Products. If the intercompany seller has no Net Sales price that it regularly offers to its customers royalty will be based on the Net Sales of the Licensed Products as sold by the intercompany buyer to its customers.


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      (b) For the first seven (7) years of this Agreement Gerber agrees to pay to Kendall for the first three (3) years the amount of one-hundred sixty thousand dollars ($160,000) per year and for the next four (4) years the amount of eighty thousand dollars ($80,000) per year and such amounts are not to be considered a payment against royalty but a payment in addition thereto. In addition Gerber guaranties to Kendall a minimum royalty for the first three (3) years of this Agreement of six-hundred forty thousand dollars ($640,000) per year and for the succeeding four (4) years three-hundred twenty thousand dollars ($320,000) per year. lf, at the expiration of any year of the first seven (7) years of this Agreement or on termination of this Agreement, the total non royalties and royalties paid and/or payable by Gerber to Kendall are less than those guaranteed hereunder, Gerber shall immediately pay the difference to Kendall together with its next quarterly royalty payment.

      (c) If any tax is payable, due or owing by Kendall on a royalty payment due hereunder by or to any state and/or foreign country, Gerber shall withhold and pay the tax on behalf of Kendall and will deduct the amount from the royalty payment, provided that Gerber furnish Kendall with copies of such tax receipts.

      (d) During the first seven (7) years of this Agreement Gerber agrees to reimburse Kendall for all reasonable fees and costs of filing for, obtaining and maintaining trademark registrations in the countries set forth in Schedule C, where Kendall does not presently have any trademark registrations for the Licensed Trademarks covering any of the Licensed Products. During the first seven (7) years of this Agreement Kendall agrees, at its sole expense, to maintain those trademark registrations it now has covering the Licensed Trademarks for the Licensed Products in the Licensed Territory (as presently constituted) and, to the extent such trademark registrations do not cover all


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of the Licensed Products, Kendall will file (if it has not already done so), obtain and maintain new trademark registrations to cover all of the Licensed Products if it can possibly do so. After the first seven (7) years of this Agreement, Gerber shall reimburse Kendall for all of its reasonable costs relating to Licensed Trademarks hereunder and its administrative activities relating to this Agreement (including Kendall's legal and quality control administrative costs incurred with respect to Licensed Trademarks and Licensed Products), recordal of the License Agreements and any other expenses incurred in order to permit use by Gerber of the Licensed Trademarks in the Licensed Territories. Gerber shall reimburse Kendall as follows:

1. The full amount of associates bills, including their fees and any disbursements including governmental fees.

2. The reasonable cost of Quality Control inspections of manufacturing facilities. Travel to be in accordance with Kendall policy. After initial problems have been corrected it is agreed that Kendall will not inspect a plant more than once a year unless an inspection discloses problems and additional inspections are required.

3. The reasonable administrative costs to be paid shall be based on time sheets kept by the Trademark Department. Charges will be two thirds of the going rate for such work charged by law firms in Boston.

5.    STATEMENTS AND PAYMENTS

      (a) Within thirty (30) days after the end of the third calendar-year quarter of 1986, and promptly by the thirtieth day of the month following each calendar-year quarter thereafter, Gerber


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shall furnish to Kendall, accurate statements showing the Net Sales of the
Licensed Products sold by Gerber during the preceding calendar-year quarter.

      (b) Royalty payments due hereunder shall be due on the thirtieth day of the month following the calendar-year quarter in which earned (a "Royalty Period"), and payments shall accompany the appropriate statement furnished as required above. Such statements shall be complete in all respects, and shall reflect all sales and shipments as to each of the Licensed Products and all returns and all discounts. The amounts set forth in the first sentence of Clause 4(b) above will be paid in calendar-year quarterly installments. If this Agreement commences on any day other than the first day of a calendar-year quarter, the first calender-year quarterly installment will be prorated to reflect only the number of days in the calendar-year quarter in which this Agreement is in effect and the last such calendar-year quarterly payment will similarly be prorated to reflect only the days in the calendar quarter to the date of termination.

      (c) All payments shall be in the currency of the United States except when Gerber cannot make such payments in United States currency because, through no fault of its own, it cannot obtain United States currency for local currency, in which case Kendall shall have the right to request Gerber to make the royalty payments on such amounts in local currency to whomever Kendall shall designate. The statement shall be broken down by countries and all Net Sales shall be stated in the currency reflected on the sales invoice, followed by the equivalent amount for such Net Sales in United States currency, followed by the exchange rate applied. The exchange rate applied will be the exchange rate available on the date the payment in U.S. currency is made.


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6.    AUDIT

      (a) Gerber agrees to keep accurate and complete records of all transactions relating to this Agreement, to determine the royalties payable hereunder and to permit Kendall with reasonable frequency, full access to said records to examine them and make copies thereof during regular business hours whenever such inspection is requested by Kendall. Such examination will not unreasonably disrupt Gerber's normal business activities and shall encompass all records including Quality Control records of any sublicensees.

      (b) In the event that any such audit reveals an overpayment or underpayment by Gerber, Gerber, if an underpayment and Kendall, if an overpayment, shall immediately remit payment to the other party the amount of such underpayment or overpayment plus interest calculated at the rate of one and one-half (1 1/2%) percentage points above the prime rate charged by The Bank of Boston per annum, compounded daily, calculated from the date such payment was actually due until the date when such payment is, in fact, actually made. Further, in the event that any such underpayment is greater than $10,000 for the United States or $5,000 for each foreign country for any royalty period, Gerber shall reimburse Kendall for the costs and expenses of such audit for the applicable country.

      (c) Gerber acknowledges that for the protection of the Licensed Trademarks, Kendall must be informed of all Licensed Products being sold under the Licensed Trademarks and the countries in which they are being sold. Gerber agrees, when royalty payments are no longer to be paid, it shall continue to keep accurate and complete records of all transactions, submit quarterly statements to Kendall and permit inspection of the books as provided for in 6(a) above.


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7.    QUALITY CONTROL, NOTICES, APPROVALS AND SAMPLES

      (a) Gerber agrees to use the Licensed Trademarks only in relation to the Licensed Products manufactured in accordance with the Quality Standards. Kendall will not require Gerber to meet Quality Standards, higher than the standards of quality of similar products presently being manufactured and shipped by Kendall Consumer Baby Products Division and Gerber will maintain in such similar products that it sells under the Licensed Trademarks at least the same standards as the products presently being shipped by Kendall Consumer Baby Products Division. Such quality will be measured against the written Standards of Quality currently being used by Kendall.

      (b) Gerber agrees that the Licensed Trademarks will appear in the Kendall alphabet, a copy of which is attached hereto, and should it desire to change the same it must obtain Kendall's written approval to do so. Gerber further agrees it will use the Kendall alphabet only for the Licensed Trademarks and will not use it with respect to any other trademark or printed material.

      (c) As soon as practicable prior to the commencement of the manufacture of a new Licensed Product, Gerber shall submit to Kendall at Gerber's cost, for approval by Kendall, the specifications for the proposed new Licensed Product and complete layouts of proposed advertising, promotional and packaging materials showing exactly how the Licensed Trademarks and wording will be used including such notices as may be required by sections 8(d) and (e) herein. Kendall reserves the right to disapprove of any advertising and/or labeling which it deems in its reasonable discretion to be harmful to its business or reputation. It is understood and agreed that Licensed Products and advertising, promotional and packaging material therefor which Kendall Baby Products Division is using as of the date of this Agreement listed in Schedule H attached hereto, are deemed previously approved with the exception of such that may display Curity as a tradename. It


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is further understood that this material will be changed to indicate CURITY is a
Licensed Trademark and such change is subject to approval by Kendall.

      (d) Gerber agrees that upon execution of this Agreement all use of Curity as a tradename shall cease, including such practices as answering the telephone CURITY, in television commercials, and all other tradename usage. Kendall agrees that for a period of two years, from the date of this Agreement television commercials that are made and have been shown, may continue the use of CURITY as a tradename but, there will be no further tradename use in future television commercials. Gerber further agrees not to use such terminology as appears on current packaging of Kendall such as "from the Makers of Curity diapers" and "from the Makers of Curity products". It will cease this and similar use references on packaging and in promotional and other materials except it may continue to sell current packaging containing The Kendall Company name and such uses as set forth in the preceding sentence. Kendall agrees Gerber may use the terminology "from the Makers (Manufacturers) of CURITY gauze diapers, childrenswear, children's apparel, or children's bedding" on packaging for Schedule A products, subject to such products meeting the Quality Standards, and may also use the same in advertising and promotional material used in connection with the sale of Schedule A products. Further, subject to proper usage, Gerber may use the terminology of the preceding sentence on stationery, invoices, and the like of Soft Care Apparel, Inc.

      (e) Any approvals or consents are to be given in writing by Kendall under this Agreement, and if not given within fourteen (14) working days after receipt by Kendall shall automatically constitute approval by Kendall. Such approvals and consents will not be unreasonably or arbitrarily withheld.


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      (f) Gerber agrees that if it no longer is making more than token sales of all Licensed Products under the Licensed Trademarks, it will so notify Kendall and if in a period of five (5) years, sales have not resumed Kendall shall have the right to cancel this Agreement at the end of such five year period. Notwithstanding anything to the contrary in this Agreement, Kendall shall have the right to sell such Licensed Products in such quantity as may be necessary to maintain in any of the Licensed Territory the Licensed Trademarks, or take any other action required to protect the integrity of the Licensed Trademarks.

      (g) Except with respect to any work or services performed by Kendall, Gerber warrants the Licensed Products shall be suitable for their intended purpose; that no injurious, poisonous, deleterious or toxic substance, material, paint or dye will be used in or on the Licensed Products; that the Licensed Products will not be inherently dangerous to the users thereof; and that the Licensed Products will be manufactured, sold and distributed in strict compliance with all applicable laws and regulations.

      (h) Upon commencement of its manufacture of any Licensed Products not being sold at the effective date of this Agreement, Gerber agrees to furnish to Kendall for final written approval samples (one size and color for each style only) not to exceed six (6) each of the Licensed Products, together with proofs of the containers, labels, advertising, publicity and display material, except for such Licensed Products as are deemed approved pursuant to Section 7(c) and 7(e) above. Gerber shall not depart in any material respect without the prior written approval of Kendall, from the samples and proofs previously approved by Kendall. Gerber will furnish additional samples (one size and color for each style only) to Kendall upon reasonable request but it is understood that these


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additional samples will be limited to six (6) in any calendar quarter. Kendall agrees not to sell any samples submitted to it by Gerber.

      (i) If Kendall needs additional samples of Licensed Products for Quality Control purposes, Gerber agrees to sell to Kendall at the current list price upon receipt of a written purchase order therefor (which Licensed Products sold to Kendall hereunder shall not be resold).

      (j) To assure that the provisions of this Agreement are being observed, Kendall shall have the right, at all reasonable times, to inspect the finished Licensed Products in relation to which the said Licensed Trademarks are to be used, as well as the methods of manufacture of such Licensed Products, on the premises of Gerber, and elsewhere as Kendall considers necessary to carry out the purposes of inspection as part of appropriate quality control and so long as such inspections are made during Gerber's normal business hours and do not unreasonably disrupt or interfere with Gerber's normal business routines. Gerber agrees to provide in any sublicenses that Kendall shall have this right to go on the premises of Gerber sublicensees. Kendall's request to make such inspections shall not be unreasonably or arbitrarily rejected.

      (k) In the event that the Quality Standards and/or trademark, usage and notice requirements herein referred to are not met or, in the event that said Quality Standards or trademark usage and notice requirements are not maintained throughout the period of manufacture, promotion, and sale of any Licensed Products hereunder, then, upon receipt of written notice from Kendall, Gerber shall immediately discontinue any and all manufacture, promotion and sale, of the Licensed Products in connection with which the said Quality Standards and/or trademark usage and notice requirements have not been met until the reason such standard or requirement is not met has been corrected. Kendall will not arbitrarily or unreasonably exercise its right under this provision.


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      (l) Gerber agrees to immediately notify Kendall of any possible material defect in Licensed Products. Gerber further agrees to furnish Kendall with written reports (computer printouts) of all consumer complaints received with respect to the Licensed Products. All such written reports that relate to serious injury or death shall be reported by Gerber to Kendall within forty-eight (48) hours of receipt by Gerber of notice of such serious injury or death.

      (m) If Gerber fails to provide satisfactory quality control over a sublicensee and the quality of its Licensed Products, Kendall may give written notice to Gerber of such failure, and if Gerber fails to cure it within thirty
(30) days after the date of receipt of the notice, or in the case of a failure that cannot reasonably be expected to be cured within thirty (30) days fails within thirty (30) days of the notice to initiate steps reasonably calculated to cure such breach, Kendall shall have the right to request cancellation of the sublicense, and Gerber will immediately upon written notice by Kendall cancel any such sublicense.

      (n) Gerber shall have the right to use Kendall's current inventory of labels and packaging materials and promotional materials for the Licensed Products until such inventories are exhausted or until one year from the execution of this Agreement, whichever event occurs first. For such purposes, Gerber shall be deemed a contract manufacturer for Kendall and a distributor of the Licensed Products for Kendall at no cost to either party. Such inventory will contain some form of identification to distinguish it over inventory sold by Kendall prior to the date of this Agreement.

8.    TRADEMARK PROTECTION

      (a) The License granted hereunder is conditioned upon Gerber's full and complete compliance with all provisions of the trademark laws of the Licensed Territory relating to the


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Licensed Products being advertised, promoted or sold therein. Gerber agrees it will not sell Licensed Products in a foreign country of the Licensed Territory until such time as Kendall has filed all necessary documents with the Ministry of Public Health, Patent and Trademark Office and other governmental authorities, necessary tor full protection of the Licensed Trademarks and Kendall and Gerber have fully executed a corresponding License Agreement for such foreign country. Kendall agrees to use due diligence in taking all steps necessary for such full protection of the Licensed Trademarks before a License Agreement is executed. Full protection does not necessarily mean Kendall must have the Licensed Trademarks registered for the applicable Licensed Products in the applicable foreign country. It will suffice that Kendall has verified that it has licensable rights thereto. Gerber further agrees to keep records of and advise Kendall as and when each of the Licensed Products is first sold in each country in the Licensed Territory and to furnish promptly proof of such use when requested by Kendall.

      (b) Gerber agrees when requested by Kendall to execute Registered User Applications and/or other documents locally required to be filed in connection with this License Agreement.

      (c) Except as permitted by an executed license agreement between Kendall and Gerber, Gerber shall not sell to any jobber, wholesaler, distributor or retail outlet if Gerber has reason to believe, or is on notice, that such purchaser intends to export the Licensed Products outside the Licensed Territory. If any such shipments are made, Kendall will have the right to terminate immediately any and all Agreements relating to the Licensed Territory.

      (d) Gerber agrees to affix to all Licensed Products, packages therefore, and advertising and promotional material for the Licensed Products, notices in compliance with applicable trademark laws. Gerber further agrees to place required trademark notices and an ownership


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statement, as illustrated in Section 8(e) hereof, upon garments, labels and tags, and advertising, sales promotional and other literature used with, or devoted to, the Licensed Products or such other substantially similar statement as shall be satisfactory to Kendall.

      (e) CURITY is the trademark of The Kendall Company and is used, under license, by Gerber Products Company.

9.    OWNERSHIP OF RIGHTS

      (a) It is understood and agreed that Kendall and/or its Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Trademarks.

      (b) Nothing contained in this Agreement shall be construed as an assignment to Gerber of any right, title or interest in and to the Licensed Trademarks, it being understood that all right, title and interest relating thereto are expressly retained by Kendall except for the rights being licensed hereunder.

      (c) No license as to any products other than the Licensed Products or as to any territory other than the Licensed Territory is being granted hereunder, and Kendall reserves for its own use as it may determine all rights of any kind other than the rights herein licensed to Gerber.

      (d) Gerber shall not use Kendall's name or the Licensed Trademarks other than as permitted hereunder and, in particular, shall not incorporate the Licensed Trademark or any of them in Gerber's corporate name or a trade name in any manner whatsoever. Gerber agrees that in using the Licensed Trademarks, it will in no way represent that it has any right, title or interest in or to the Licensed Trademarks other than those expressly granted under the terms of this Agreement. Gerber


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further agrees that it will not use or authorize the use, either during or after the term of this Agreement, of any configuration, trademark, trade name or other designation confusingly similar to the Licensed Trademarks and the package trade dress.

10.   GOODWILL

      Gerber recognizes that all proprietary rights and goodwill in the Licensed Trademarks shall inure to the benefit of Kendall and not Gerber. Gerber shall acquire no property rights in said Licensed Trademarks or packaging trade dress by reason of its use thereof, and if, by operation of law, or otherwise, Gerber is deemed to or appears to own any property rights in said Licensed Trademarks or trade dress, Gerber shall, at Kendall's request, execute any and all documents necessary to confirm or otherwise establish Kendall's rights therein.

11.   INDEMNIFICATION

      Gerber hereby agrees to indemnify and hold harmless Kendall, from and against any and all liability, claims, causes of action, suits, costs and damages (including reasonable attorneys fees incident thereto) for which Kendall may become liable or may incur or be compelled to pay arising out of the manufacture, distribution, advertising, promotion and/or sale of the Licensed Products and/or the promotional and packaging material, provided however, that the indemnification provided by Gerber shall not apply to any such liability, claims, causes of action, suits, costs and damages which are related solely to any work and services performed by Kendall on behalf of Gerber. Kendall shall have the right to defend any such action or proceeding with attorneys of its own selection.


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12.   INFRINGEMENTS

      (a) Kendall and Gerber shall cooperate to protect the Licensed Trademarks and Kendall packaging trade dress if used pursuant to this Agreement. Each shall promptly notify the other of any apparently unauthorized use or infringement of any rights granted to Gerber. Gerber shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action, without the prior written consent of Kendall, in respect of such an infringement. Kendall will not unreasonably or arbitrarily withhold its consent.

      (b) Unless the parties otherwise agree in writing, monetary damages recovered by a party hereto in connection with an infringement of any rights granted by Kendall to Gerber hereunder shall first be applied to the recoupment of expenses, including reasonable legal expenses, incurred by the party prosecuting the action or otherwise terminating the infringement, and the balance of such damages shall be divided, two thirds to the party prosecuting the action or otherwise terminating the infringement and one third to the other party hereto. If the party prosecuting such action considers that it is legally necessary or desirable to do so, it may join the other party hereto as a party plaintiff and plead the damages of such party.

      (c) In the event that either party elects to prosecute a legal action pursuant to this Section 12, such party agrees, to the extent procedurally practicable, to furnish to the other party copies of all pleadings, motions and briefs and other papers proposed to be served or filed in connection with such action not less than ten (10) working days prior to the contemplated date of service or filing.


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13.   ASSIGNABILITY AND SUBLICENSING

      (a) The License granted hereunder is and shall be personal to Gerber and shall not be assigned by any act of Gerber or by operation of law except that in the first seven (7) years of this Agreement, it may be assigned by Gerber upon the written consent of Kendall. Except as expressly provided for in this Agreement any manufacture by a third party or sublicense or assignment to a third party by Gerber of its rights under this Agreement without Kendall's prior written consent shall constitute a material breach of this Agreement.

      (b) Kendall shall have the right to assign its rights and obligations under this Agreement without the approval of Gerber, provided that the assignee agrees to take such assignment subject to said obligations.

14.   BREACH AND TERMINATION

      The following termination rights are in addition to termination rights provided elsewhere in this Agreement:

      (a) If either party hereto is in breach of any of the terms and conditions of this Agreement, and fails to cure the breach within thirty (30) days after the date of receipt of written notice from the other party advising it of the nature of such breach, or in the case of a breach that cannot reasonably be expected to be cured within thirty (30) days fails within thirty (30) days of such notice to use its best efforts and proceed with due diligence to cure such breach, the party not in breach shall have the right to terminate this Agreement forthwith by written notice to the party in breach. The parties agree that following the receipt of written notice of a breach of this Agreement all due diligence will be used to cure such breach.

      (b) Either party hereto shall have the right to terminate this Agreement forthwith by written notice to the other party in the event that such other party shall be adjudicated bankrupt, becomes insolvent, makes any assignment for the benefit of its creditors, has its assets placed in the hands of a receiver, files or has filed against it a petition in bankruptcy, or be dissolved or liquidated. In the event that Kendall terminates this Agreement pursuant to this
Section 14(b), Gerber, its receivers, representatives, trustees, agents, or successors shall have no right to sell, exploit or in any way deal with the Licensed Products, except in accordance with the written consent and instructions of Kendall.

      (c) Gerber may terminate this Agreement by two years' prior written notice to Kendall and with such notice will submit to Kendall for its approval a detailed plan as to the phasing out of the two year use of the Licensed Trademarks so that at the end of the period, Gerber shall have ceased all use of the Licensed Trademarks.

      (d) Except as provided in Section 14(g) below, upon the termination of this Agreement, Gerber agrees to immediately and permanently discontinue the manufacture, sale and distribution of the Licensed Products, and to immediately and permanently discontinue use of the Licensed Trademarks, its special logo and any packaging trade dress, including any adaptations thereof, which it is granted the right to use by virtue of this Agreement and Gerber shall not register or use the Licensed Trademarks for any goods whatsoever.

      (e) Termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights which either party may have against the other party hereto.

      (f) Gerber hereby acknowledges that its failure to cease the manufacture, sale or distribution of the Licensed Products upon the termination or expiration of this Agreement will result in irreparable damage to Kendall for which there is no adequate remedy at law, accordingly, in the event of such failure, Kendall shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

      (g) Anything herein to the contrary notwithstanding, subject to the payment of royalties as provided in Section 4 above, in the event of expiration or termination of this Agreement, excepting termination by Kendall pursuant to Sections 14(a) or (b) hereof, for a period of six (6) months after the date of expiration or termination, Gerber may continue to sell any Licensed Products previously packaged and on hand at the time notice of termination is received, provided royalties, if applicable, with respect to that period are paid and statements are furnished for that period.

      (h) Upon the expiration or termination of this Agreement for whatever reason, or the expiration of any sell-off provided in Section 14(g) to which Gerber may be entitled under the circumstances, Gerber shall immediately either return to Kendall or destroy its remaining inventory of the Licensed Products containing the Licensed Trademarks or remove the Licensed Trademarks therefrom. Gerber will also return, destroy or remove from any dyes, molds, negatives, plates, or other articles or implements from which any of the packaging has been produced the Licensed Trademarks and packaging trade dress. In the event of destruction or removal, Gerber shall furnish to Kendall evidence of such destruction or removal, and Kendall shall have the right, at its election, to have a representative selected by it observe any such destruction or removal.

      (i) Notwithstanding anything to the contrary, Gerber shall have the obligation to continue to pay to Kendall the non-royalty and minimum royalty payments as provided for in Section 4(a) hereof in the event this Agreement is terminated prior to the end of the first seven years.

15.   NO JOINT VENTURE

      Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither Gerber nor Kendall shall become bound by any representation, act or omission of the other.

16.   WAIVERS

      None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by both parties hereto. There are no representations, promises, warranties, covenants, or undertaking other than those contained in this Agreement which represents the entire understanding of the parties. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceeding to enforce any and all such rights.

17.   CONFIDENTIAL INFORMATION

      Kendall agrees to maintain in strict confidence, and not to disclose to others any technical and financial information it obtains from Gerber pursuant to this Agreement except to the extent Kendall is required to disclose such information to the government or makes use of such information in any dispute with Gerber over the terms or performance of this agreement in any court of law or equity and then only under a protective order of the court.

18.   SEVERABILITY

      In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19.   INTEGRATION

      This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and this Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by the parties hereto.

20.   NOTICES

      Any notice or other communication required or permitted to be given by either party hereto shall be mailed by first class, United States mail, addressed as follows:

      If to Kendall:

      Mr. John Kuchta, Vice President and General Counsel
      The Kendall Company
      1 Federal Street
      Boston, MA 02101

      If to Gerber:
      General Counsel
      Gerber Products Company
      445 State Street
      Fremont, III 49412

      Notices or other communications mailed as herein provided shall be deemed to have been given when received or when an attempt to deliver same was made as evidenced by a duly executed return receipt.

21.   TAXES

      Gerber shall withhold the amount of income or other taxes, if any, payable by Kendall and levied by governmental agencies in the Licensed Territory outside the United States on payments payable by Gerber to Kendall pursuant to this Agreement, and shall promptly effect payment thereof to the appropriate authority. Gerber shall transmit to Kendall within thirty (30) calendar days after such payment, or receipt by Gerber of such official tax receipt, a copy of the official tax receipts or other documentary evidence issued by said tax authority sufficient to enable Kendall to support a claim for United States income tax credits, if any, in respect of any such taxes so paid. Gerber shall make its best effort to obtain tax receipts. Gerber agrees to indemnify and hold Kendall harmless to the extent it is permissible under law from any governmental claim regarding tax withholding due to Gerber's failure to perform in accordance with this Section 21. Kendall shall be responsible for notifying Gerber of any exemptions, treaty provisions, exclusive claims, special tax rates or other adjustments available or claimed by Kendall.

22.   CAPTIONS

      The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

23.   GOVERNING LAW

      This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.


                                    THE KENDALL COMPANY


                                    By    /s/ John Kolb [sic]
                                          --------------------------------------
                                    Title Vice President
                                          --------------------------------------

                                    GERBER PRODUCTS COMPANY


                                    By    /s/ Kenneth B. Pierce [sic]
                                          --------------------------------------
                                    Title Executive Vice President
                                          --------------------------------------

                                    SOFT CARE APPAREL, INC.


                                    By    /s/ Raymond Mayson [sic]
                                          --------------------------------------
                                    Title President
                                          --------------------------------------

                                   SCHEDULE A

                                Licensed Products

                          Categories Licensed to Gerber

These categories consist of products to be worn by or used for infants and small children who wear sizes up to 6X/7.

CLOTH DIAPERS AND DIAPER LINERS

UNDERWEAR such as shirts, one-piece underwear, two-piece underwear, vinyl pants, nylon pants, training pants, underpants, briefs, thermal knit shirts, hip huggers, bikini and diaper shirts.

OUTERWEAR such as bonnets, bibs, vests, sweaters, gloves coats, jackets, hats and snowsuits.

PLAYWEAR such as vests, slacks, pants, shirts, dresses, blouses, swimsuits, overalls, rompers, creepers, tank tops, pramsuits, halters, swimwear, coverups and culottes.

HOSIERY such as booties, tights, socks and leotards.

SLEEPWEAR such as gowns, kimonos, pajamas, blanket sleepers, dorm shirts, night gowns, coveralls, sacques, sleep 'n play sets, robes and baby dolls.

LINENS such as towels, washcloths and hooded towels for infants and children.

BEDDING

This category includes crib sheets, comforters, pillows, dust ruffles, bassinet sheets, port-a-crib sheets, blankets, receiving blankets, mattresses, crib pads, quilts, pillow covers bunting bags and bumper pads.

OTHER PRODUCTS

This category includes diaper stackers, wall hangings, diaper receptacles, fabric baby carriers and infant car seat cover.

                                   SCHEDULE B

                               Licensed Territory

Argentina                                       Japan
Austria                                         Malawi
Barbados                                        Mexico
Benelux                                         Netherland Antilles
Brazil                                          New Zealand
Canada                                          Nicaragua
Colombia                                        Panama
Costa Rica                                      Peru
Denmark                                         Philippines
Dominican Republic                              Singapore
Ecuador                                         South Africa
Egypt                                           Spain
El Salvador                                     Sweden
Finland                                         Switzerland
France                                          Taiwan
Germany W.                                      Transkei
Greece                                          Trinidad
Guatemala                                       United Kingdom
Guyana                                          Uruguay
Hong Kong                                       Venezuela
Italy                                           Zambia
Jamaica

                                   SCHEDULE C

                              Licensable Territory

COUNTRY                             COUNTRY                 COUNTRY
Abu Dhabi                           Iraq                    Poland
African & Malagasy Union            Ireland                 Portugal
Algeria                             Israel                  Rhodesia
Angola                              Jordan                  Sabah
Australia                           Kenya                   Sarawak
Bahamas                             Korea                   Saudi Arabia
Bahrain                             Kuwait                  Sierra Leone
Belize                              Lebanon                 Sudan
Belgium                             Lesotho                 Surinam
Bermuda                             Liberia                 Swaziland
Bolivia                             Libya                   Syria
Botswana                            Luxembourg              Tangiers
Chile                               Malaya                  Thailand
China                               Malaysia                Tobago
Cyprus                              Mali                    Togo
Ethiopia                            Malta                   Tunisia
Fiji Islands                        Monaco                  Turkey
Haiti                               Morocco                 USSR
Honduras                            Newfoundland            Viet Nam
Iceland                             Nigeria                 Yemen
India                               Norway                  Virgin Islands
Indonesia                           Pakistan                Yugoslavia
Iran                                Paraguay

                                    January 19, 1996

Mr. David Siskind
The Kendall Company
15 Hampshire Street
Mansfield, Massachusetts 02048

      Re:   Curity Trademark License Agreement

Dear Mr. Siskind:

This letter sets forth the terms and conditions pursuant to which The Kendall Company (Kendall) consents for all purposes under the terms of the License Agreement, dated July 31, 1996 (License Agreement), among Kendall, Gerber Products Company ("GPC"), and Gerber Childrenswear, Inc. (GCI) (successor to Soft Care Apparel, Inc., and collectively with GPC under the License Agreement "Gerber") to the transfer of the stock of GCI to GCIH, Inc. and the assignment of the License Agreement from Gerber to GCI:

1. GPC, GCI and GCIH, Inc. agree that all the worldwide rights int eh Curity mark under the License Agreement for the Licensed Products of "outerwear" and "playwear" as those Licensed Products are more fully described in Schedule A to the License Agreement, shall immediately revert to Kendall and that GPC, GCI and GCIH, Inc. shall retain no rights in the Curity mark to those categories.

2. GCI and GCIH, Inc. agree to provide to Kendall within four months of the date of this letter, a business plan setting forth in reasonable detail use of the CURITY mark on hosiery, linens, bedding and other products as those Licensed Products are more fully described in Schedule A of the License Agreement. GCI, GCIH, Inc. and Kendall agree to negotiate in good faith to mutually determine whether the Curity license for all or any of these categories will remain with GCI under the terms of the License Agreement or whether the Curity trademark rights for all or any of these Licensed Products will revert to Kendall, it being understood that the parties intend that such right shall revert in full to Kendall if the aforesaid plan fails to provide for "use in commerce" of the CURITY mark with respect to all or any of the Licensed Products, or -- if such plan does so provide -- if GCI fails at any time thereafter to "use in commerce" the CURITY mark on any of the aforesaid Licensed Products for a consecutive period of six (6) months. The phrase "use in commerce" shall have the meaning set forth at 15 USC 1127, Title X, Section 45.

Mr. David Siskind
January 19, 1996


3. GPC, GCI and GCIH, Inc. agree that, without in any way narrowing Kendall's rights under Section 13(a) of the License Agreement, any subsequent transfer of the rights in the License Agreement to any third party who does business in competition with k\at the time of such transfer shall require Kendall's prior written consent.

4. Kendall acknowledges that, to its knowledge as of the date hereof, (i) neither GPC nor GCI is in breach of the License Agreement and (ii) the operation of GCI's business as currently conducted does not give rise to a right of termination of the License Agreement by Kendall under paragraph 14 thereof.

5. GPC, GCI and GCIH acknowledge and agree that in connection with the sale of GCI and the execution of this License Agreement, GPC's rights under the License Agreement shall herewith cease and hereafter be null and void, and that GCI shall hereafter be the sole licensee under the License Agreement.

The parties below have each, by the signatures of their respective duly authorize representatives accepted the terms and conditions set forth herein.

Please evidence your agreement to the above by signing below and returning, via facsimile, a signed copy to the attention of Kirk A. Radke at Kirkland & Ellis, fax number (212) 446-4900.

                              *     *     *     *

Mr. David Siskind
January 19, 1996

                                    Sincerely,

                                    GERBER PRODUCTS COMPANY


                                    By:   /s/ Fred K. Schomer
                                          ---------------------------------
                                          Title:


                                    GERBER CHILDRENSWEAR, INC.


                                    By:   /s/ David H. Jones
                                          ---------------------------------
                                          Title:


                                    GCIH, INC.


                                    By:   /s/ Richard Solar
                                          ---------------------------------
                                          Title:
Agreed:

THE KENDALL COMPANY


By:  /s/ David Siskind
     ---------------------------------
     Title:  Secretary and Associate
              General Counsel